UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 2, 2006

Lifeline Therapeutics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Colorado	000-30489	90-0224471
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6400 S. Fiddler's Green Circle, Suite 1970, Greenwood Village, Colorado		80111
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	720-488-1711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 6, 2006, Lifeline Therapeutics, Inc. (the "Company") issued a press release announcing that Dr. Larry Gold has been elected to the Company’s Board of Directors (the "Board") as the ninth member to fill a vacancy established by the Board on September 26, 2006. Dr. Gold has not yet been appointed to serve on any committees of the Board. A copy of the press release is attached as Exhibit 99.1.

Dr. Gold and the Company are parties to an agreement (the "Advisory Agreement") dated February 1, 2006, pursuant to which Dr. Gold serves on the Company’s Scientific Advisory Board. Under the terms of the Advisory Agreement, Dr. Gold provides advice to the Company with respect to activities and special projects as a member of the Scientific Advisory Board. Under the Advisory Agreement, Dr. Gold agreed not to disclose the Company’s trade secrets and confidential information at any time, and agreed to certain restrictions on his ability to solicit any of the Company’s customers or employees for a period of 12 months after termination of the Advisory Agreement.

Pursuant to the Advisory Agreement, the Company granted Dr. Gold an option to purchase 108,000 shares of the Company’s series A common stock for $3.37 per share (the "Original Option"). One-half of the stock option would vest on January 31, 2007 and the other one-half would vest on January 31, 2008. If the Advisory Agreement terminated before January 31, 2008, then any unvested portion of the option would be terminated. The term of the Advisory Agreement ends on January 31, 2008. The Original Option would expire on January 31, 2009.

Pursuant to a Stock Option Agreement dated October 4, 2006, the Original Option was terminated and replaced with a new option granted to Dr. Gold on substantially the same terms under the Company’s 2007 Long-Term Incentive Plan, including as to the same number of underlying shares. The exercise price under the new option is the same ($3.37 per share) as under the Original Option. In addition, the new option granted to Dr. Gold will vest on the same dates as the Original Option, and the expiration date is the same under the new option grant as under the Original Option.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 2, 2006, the Company’s Board of Directors adopted Amended and Restated Bylaws of Lifeline Therapeutics, Inc. (the "Amended and Restated Bylaws") to supersede and replace the existing Bylaws.

The Amended and Restated Bylaws include, among other things, revisions that: (i) establish a process for shareholders to nominate directors and propose business to be considered at shareholder meetings; (ii) conform the provisions of the Amended and Restated Bylaws regarding indemnification of directors and officers to amendments to the Colorado Business Corporation Act (the "CBCA") regarding such indemnification; (iii) amend certain notice provisions to establish methods of timely delivery in a manner consistent with the requirements of the CBCA; (iv) clarify that the quorum and voting requirements for shareholder meetings are as set forth in the Company’s Articles of Incorporation; (v) permit a majority of the Company’s shareholders that are present at a shareholder meeting to adjourn the meeting if a quorum is not present; (vi) describe the duties of the Company’s Chairman of the Board of Directors and Chief Financial Officer; (vii) establish certain standards of conduct for the Company’s directors and officers consistent with statutory provisions of the CBCA; and (viii) reflect other matters regarding the corporate governance of the Company in a manner consistent with provisions already included in the Company’s Articles of Incorporation or otherwise consistent with the CBCA.

The preceding summary of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to Amended and Restated Bylaws, filed as Exhibit 3.02 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 3.02 Amended and Restated Bylaws of Lifeline Therapeutics, Inc. as adopted on October 2, 2006

Exhibit 99.1 Press release dated October 6, 2006 entitled, "Lifeline Therapeutics, Inc. Elects Dr. Larry Gold to Board of Directors; Dr. Gold Brings Decades of Business Leadership to Position".

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lifeline Therapeutics, Inc.

October 6, 2006	By:	Stephen K. Onody

Name: Stephen K. Onody
Title: CEO

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Exhibit Index

Exhibit No.	Description

3.02	Amended and Restated Bylaws of Lifeline Therapeutics, Inc. as adopted October 2, 2006
99.1	Press release dated October 6, 2006 entitled "Lifeline Therapeutics, Inc. Elects Dr. Larry Gold to Board of Directors; Dr. Gold Brings Decades of Business Leadership to Position".